Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 312-517-5725	+1 303-301-3606
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2020 Financial Results

Highlights Actions to Manage Impact of COVID-19 on Aviation Markets

Q1 2020 Financial Highlights

•

Consolidated revenue of $184.5 million; Net loss of $84.8 million, which includes charges of $46.4 million related to the impairment of certain long-lived assets and $6.8 million in additional credit loss reserves taken during the quarter.

•	Adjusted EBITDA(1) of $25.7 million.

•	BA Reportable Segment Profit of $35.9 million, up 6% from Q1 2019.

•	Cash Flow from Operating Activities of $38.0 million; Free Cash Flow(1) of $22.7 million.

•

Cash and cash equivalents were $214.2 million as of March 31, 2020, including $22 million drawn in March from the Company’s ABL Credit Facility. This compares to cash and cash equivalents of $170.0 million as of December 31, 2019.

•	Reached 1,511 2Ku and 1,758 total CA satellite aircraft online as of March 31, 2020, with a backlog of ~800 2Ku aircraft(2). In Q1 2020, 2Ku aircraft online increased by 104.

Summary of Actions in Response to COVID-19 Related Decline in Air Traffic

•	On April 22, 2020, the Company announced comprehensive actions in response to the COVID-19 related decline in air traffic. These measures include:

•	A furlough of approximately 54% of the workforce effective May 4, 2020. The furloughs impact approximately 600 employees across all three of Gogo’s business segments and corporate personnel.

•	Compensation reductions for nearly all personnel not impacted by furlough, including 30% for the CEO and Board of Directors and 20% for the executive leadership team.

•

Ongoing negotiations with suppliers and customers to improve contract terms, the delay of aircraft equipment installations, the deferral of capital equipment purchases, and the reduction of marketing, travel and non-essential spend.

•

The submission of applications to the U.S. Treasury Department for an $81 million grant and a $150 million loan under the recently enacted CARES Act. If Gogo receives government assistance, it will modify the announced personnel actions to comply with the terms of that assistance.

CHICAGO – May 11, 2020 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended March 31, 2020.

First Quarter 2020 Consolidated Financial Results

•	Consolidated revenue of $184.5 million declined by 8% from Q1 2019.

•	Service revenue of $150.8 million declined by 9% from Q1 2019, driven by a decline in CA-NA service revenue partially offset by growth in BA service revenue.

•	Equipment revenue of $33.7 million declined 2% from Q1 2019, driven by a decline in BA equipment revenue offset by growth in both CA-NA and CA-ROW equipment revenue.

•	Net loss of $84.8 million increased from a net loss of $16.8 million in Q1 2019, due primarily to a $46.4 million charge related to impairment of long-lived assets and lower Adjusted EBITDA.

•

Adjusted EBITDA decreased to $25.7 million, down from $38.0 million in Q1 2019, primarily due to lower CA-NA segment profit partially offset by improved BA segment profit. Adjusted EBITDA includes a $6.8 million charge for expected credit losses due primarily to the impact of COVID-19, largely from one international airline partner.

“We started the year well ahead of plan, but Commercial Aviation demand fell sharply in March due to COVID-19 and has deteriorated further in Q2,” said Oakleigh Thorne, Gogo’s President and CEO. “There has also been a slowdown in new activations and an increase in account suspensions in our Business Aviation segment, which we expect will negatively impact BA revenue in Q2.”

“The Gogo team responded quickly to COVID-19 with actions to reduce costs, maintain our strong global franchise and ensure our long-term financial viability,” Thorne said. “I think we are well positioned to get through this crisis and am extremely proud of the efforts and sacrifices of our Gogo team in these difficult times.”

“To ensure our long-term liquidity, we are aggressively executing on our previously announced 16 levers to manage costs,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Our stronger than expected cash position exiting 2019 and through the first four months of 2020 has positioned us to manage through this difficult period and we are committed to continuing this heightened level of financial and operational discipline.”

First Quarter 2020 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to $70.9 million, up 1% from Q1 2019, driven by 8% service revenue growth offset by a decline in equipment revenue.

•	Service revenue increased to $57.7 million, up 8% from Q1 2019, driven by a 7% increase in ATG units online and a more than 2% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue decreased to $13.2 million, down 24% from Q1 2019, due to lower ATG and satellite unit shipments.

•

Reportable segment profit increased to $35.9 million, up 6% from Q1 2019, with a reportable segment profit margin of nearly 51%. Q1 2020 reportable segment profit margin was an all-time quarterly record for BA, driven largely by higher service gross margin.

Commercial Aviation - North America (CA-NA)

•	Total revenue decreased to $80.1 million, down 17% from Q1 2019.

•

Service revenue decreased to $73.8 million, down 20% from Q1 2019, primarily due to the impact of COVID-19, the full impact of American Airlines switching to the airline-directed model, the deinstallation of Gogo equipment from certain American Airlines aircraft during 2018 and the first half of 2019, and the recognition of product development-related revenue from one of our airline partners in the first quarter of 2019.

•	Equipment revenue increased to $6.3 million, up 56% from Q1 2019, due primarily to more installations under the airline-directed model.

•

Reportable segment profit decreased to $15.9 million, down 48% from Q1 2019, due to lower service revenue partially offset by a combined 32% decline in engineering, design and development, sales and marketing and general and administrative expenses.

•

Aircraft online increased to 2,480 as of March 31, 2020 from 2,412 as of March 31, 2019, due to an increase in 2Ku and ATG aircraft partially offset by the previously planned removal of older mainline ATG aircraft from airlines’ operating fleets.

•	Take rates declined to 13.3% in Q1 2020, down from 13.9% in Q1 2019. Q1 2020 take rates were above the average take rate of 13.2% in 2019.

•

Net annualized ARPA decreased to $99,000, down from $126,000 in Q1 2019, due to the full impact of American Airlines transition to the airline-directed model, product development-related revenue in the first quarter of 2019 and the impact of COVID-19.

Commercial Aviation - Rest of World (CA-ROW)

•	Total revenue increased to $33.4 million, up 1% from Q1 2019.

•

Service revenue decreased to $19.2 million, down 3% from Q1 2019, due to lower ARPA caused by the negative effect of COVID-19 on global commercial air travel partially offset by an increase in aircraft online.

•

Equipment revenue increased to $14.2 million, up 8% from Q1 2019, due to an increase in spare parts sold under the airline-directed model, partially offset by fewer installations under the airline-directed model.

•

Reportable segment loss improved to $17.4 million, a 4% improvement from Q1 2019, due to declines in cost of equipment revenue, engineering, design and development expenses, and sales and marketing expenses partially offset by an increase in general and administrative expenses which was primarily due to the establishment of credit loss reserves stemming from the impact of COVID-19, the majority of which related to a single international airline partner. The financial condition of this airline partner continued to deteriorate to the point of entering administration subsequent to March 31, 2020, which we expect will result in additional credit losses in Q2 2020.

•	Aircraft online increased to 833 as of March 31, 2020, up from 641 as of March 31, 2019.

•	Take rates declined to 12.3% in Q1 2020, down from 13.6% in Q1 2019.

•

Net annualized ARPA of $97,000 in Q1 2020 declined from $136,000 in Q1 2019, due primarily to the growth in new aircraft fleets online, which typically initially generate lower net annualized ARPA, and the negative effect of COVID-19 on global commercial air travel.

(1)	See “Non-GAAP Financial Measures” below.

(2)

Please refer to the definition of “backlog” in our Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 13, 2020, under the heading “Contracts with Airline Partners” in Item 1.

COVID-19 Update

Given the continued significant impact that COVID-19 pandemic is having on global air travel, Gogo is not providing 2020 financial guidance in this release. Gogo is closely tracking the evolving impact of COVID-19 on global travel and its airline partners.

Conference Call

The Company will host its first quarter conference call on May 11, 2020 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 3031017.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow in the supplemental tables below. Management uses Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Free Cash Flow and Unlevered Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow or Unlevered Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results and (iii) use Free Cash Flow or Unlevered Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the duration for which and the extent to which the COVID-19 pandemic continues to impact demand for commercial and business aviation air travel globally, including as a result of governmental restrictions on travel and social gatherings and overall economic conditions; the failure to successfully implement our cost reduction plan and other measures taken to mitigate the impact of COVID-19 on our business and financial condition, including efforts to renegotiate contractual terms with certain suppliers and customers; the loss of or failure to realize the anticipated benefits from agreements with our airline partners or customers on a timely basis or any failure to renew any existing agreements upon expiration or termination, including the results of our ongoing discussions with Delta Air Lines with respect to its transition to free service, which may involve a decision to pursue supplier diversification for its domestic mainline fleet; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy and operate our 2Ku service or implement our technology roadmap, including developing and deploying upgrades and installations of our ATG-4 and 2Ku technologies, Gogo 5G, any technology to which our ATG or satellite networks evolve and other new technologies, for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays affecting us, or our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased demand and network capacity constraints, including as a result of airline partners shifting to a free-to-passenger business model; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory line-fit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; governmental action restricting trade with China or other foreign countries; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models, including a shift toward airlines providing free service to passengers; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model or vice versa; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; obsolescence of, and our ability to access parts, products, equipment and support services compatible with, our existing products and technologies; costs associated with defending existing or future intellectual property infringement, securities and derivative litigation and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness, including additional borrowings pursuant to the CARES Act, if any, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness on acceptable terms or at all, including any loans pursuant to the CARES Act; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel, including in light of recent furloughs and salary reductions; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement improvements to systems, operations, strategy and procedures needed to support our growth and to effectively evaluate and pursue strategic opportunities; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020 and in our 10-Q for the quarter ended March 31, 2020 as filed with the SEC on May 11, 2020.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2020	2019
Revenue:
Service revenue	$150,782	$165,012
Equipment revenue	33,693	34,537

Total revenue	184,475	199,549

Operating expenses:
Cost of service revenue (exclusive of items shown below)	70,755	68,121
Cost of equipment revenue (exclusive of items shown below)	26,040	29,731
Engineering, design and development	22,863	24,728
Sales and marketing	9,652	12,318
General and administrative	27,166	22,454
Impairment of long-lived assets	46,389	—
Depreciation and amortization	32,670	30,749

Total operating expenses	235,535	188,101

Operating income (loss)	(51,060)	11,448

Other (income) expense:
Interest income	(606)	(1,149)
Interest expense	31,174	32,554
Other (income) expense	2,993	(3,365)

Total other expense	33,561	28,040

Loss before income taxes	(84,621)	(16,592)
Income tax provision	157	207

Net loss	$(84,778)	$(16,799)

Net loss attributable to common stock per share—basic and diluted	$(1.04)	$(0.21)

Weighted average number of shares—basic and diluted	81,205	80,446

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$214,229	$170,016
Accounts receivable, net of allowances of $3,970 and $686, respectively	92,619	101,360
Inventories	123,179	117,144
Prepaid expenses and other current assets, net of allowances of $997 and $0, respectively	36,462	36,305

Total current assets	466,489	424,825

Non-current assets:
Property and equipment, net	505,584	560,318
Goodwill and intangible assets, net	75,083	76,499
Operating lease right-of-use assets	58,085	63,386
Other non-current assets, net of allowances of $6,111 and $0, respectively	86,229	89,672

Total non-current assets	724,981	789,875

Total assets	$1,191,470	$1,214,700

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$35,995	$17,160
Accrued liabilities	176,238	174,111
Deferred revenue	28,472	34,789
Deferred airborne lease incentives	30,718	26,582

Total current liabilities	271,423	252,642

Non-current liabilities:
Long-term debt	1,124,713	1,101,248
Deferred airborne lease incentives	145,172	135,399
Non-current operating lease liabilities	82,975	77,808
Other non-current liabilities	53,793	46,493

Total non-current liabilities	1,406,653	1,360,948

Total liabilities	1,678,076	1,613,590

Commitments and contingencies	—	—

Stockholders’ deficit
Common stock	8	9
Additional paid-in-capital	1,081,955	979,499
Accumulated other comprehensive loss	(5,127)	(2,256)
Treasury stock, at cost	(98,857)	—
Accumulated deficit	(1,464,585)	(1,376,142)

Total stockholders’ deficit	(486,606)	(398,890)

Total liabilities and stockholders’ deficit	$1,191,470	$1,214,700

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months
	Ended March 31,
	2020	2019
Operating activities:
Net loss	$(84,778)	$(16,799)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	32,670	30,749
Loss on asset disposals, abandonments and write-downs	1,098	1,241
Provision for expected credit losses	6,764	84
Impairment of long-lived assets	46,389	—
Impairment of cost-basis investment	3,000	—
Deferred income taxes	45	44
Stock-based compensation expense	3,995	4,327
Amortization of deferred financing costs	1,419	1,249
Accretion and amortization of debt discount and premium	3,326	4,774
Changes in operating assets and liabilities:
Accounts receivable	5,085	10,551
Inventories	(6,035)	(1,118)
Prepaid expenses and other current assets	1,038	3,015
Contract assets	(10,622)	(6,175)
Accounts payable	16,399	2,843
Accrued liabilities	(18,291)	(19,381)
Deferred airborne lease incentives	2,345	(3,923)
Deferred revenue	1,378	2,257
Accrued interest	26,413	(19,514)
Warranty reserves	(526)	(588)
Other non-current assets and liabilities	6,915	208

Net cash provided by (used in) operating activities	38,027	(6,156)

Investing activities:
Purchases of property and equipment	(13,202)	(23,154)
Acquisition of intangible assets—capitalized software	(2,108)	(4,557)
Redemptions of short-term investments	—	39,323
Other, net	89	95

Net cash provided by (used in) investing activities	(15,221)	11,707

Financing activities:
Proceeds from credit facility draw	22,000	—
Repurchase of convertible notes	(2,498)	—
Payment of debt issuance costs	—	(557)
Payments on financing leases	(247)	(125)
Stock-based compensation activity	(397)	(58)

Net cash provided by (used in) financing activities	18,858	(740)

Effect of exchange rate changes on cash	51	(276)
Increase in cash, cash equivalents and restricted cash	41,715	4,535
Cash, cash equivalents and restricted cash at beginning of period	177,675	191,116

Cash, cash equivalents and restricted cash at end of period	$219,390	$195,651

Cash, cash equivalents and restricted cash at end of period	$219,390	$195,651
Less: current restricted cash	560	1,535
Less: non-current restricted cash	4,601	5,426

Cash and cash equivalents at end of period	$214,229	$188,690

Supplemental Cash Flow Information:
Cash paid for interest	$66	$46,163

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months
	Ended March 31,
	2020	2019
Aircraft online (at period end)	2,480	2,412
Satellite	925	718
ATG	1,555	1,694
Total aircraft equivalents (average during the period)	2,554	2,519
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$99	$126

Commercial Aviation Rest of World

	For the Three Months
	Ended March 31,
	2020	2019
Aircraft online (at period end)	833	641
Total aircraft equivalents (average during the period)	737	550
Net annualized ARPA (in thousands)	$97	$136

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW. All aircraft online for the CA-ROW segment are equipped with our satellite equipment. We are aware that, beginning March 2020 and continuing through the date of this filing, our airline partners have parked a significant number of aircraft due to the impact of COVID-19 on the aviation industry. We do not know the specific number of such parked aircraft. The CA-NA and CA-ROW aircraft online disclosed above as of March 31, 2020 still include such aircraft, which is consistent with our historical practice of not removing temporarily parked aircraft from the online count as those have historically been immaterial and temporary. Should the duration of the aircraft being parked extend deeper into 2020, we may revisit this methodology for counting aircraft online.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month-end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional expenses which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand.

Business Aviation

	For the Three Months
	Ended March 31,
	2020	2019
Aircraft online (at period end)
Satellite	4,939	5,135
ATG	5,713	5,348
Average monthly service revenue per aircraft online
Satellite	$223	$237
ATG	3,143	3,071
Units Sold
Satellite	56	130
ATG	125	187
Average equipment revenue per unit sold (in thousands)
Satellite	$60	$40
ATG	77	61

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Reportable Segment Revenue and Profit (Loss) (1)

(in thousands, unaudited)

	For the Three Months Ended March 31, 2020
	CA-NA	CA-ROW	BA
Service revenue	$73,828	$19,228	$57,726
Equipment revenue	6,308	14,184	13,201

Total revenue	$80,136	$33,412	$70,927

Reportable segment profit (loss) (1)	$15,883	$(17,371)	$35,854

	For the Three Months Ended March 31, 2019
	CA-NA	CA-ROW	BA
Service revenue	$92,027	$19,772	$53,213
Equipment revenue	4,042	13,159	17,336

Total revenue	$96,069	$32,931	$70,549

Reportable segment profit (loss) (1)	$30,662	$(18,193)	$33,755

(1)

Reportable segment profit (loss) is defined as net income (loss) attributable to common stock before unallocated corporate costs, interest expense, interest income, income taxes, depreciation and amortization, certain non-cash items (including stock-based compensation expense, amortization of deferred airborne lease incentives, amortization of STC costs, impairment of long-lived assets, impairment of cost-basis investment and proceeds from litigation settlement) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Reportable Segment Cost of Service Revenue (1)

(in thousands, unaudited)

	For the Three Months		% Change
	Ended March 31,		2020 over
	2020	2019	2019
CA-NA	$40,065	$36,425	10.0%
BA	11,007	13,052	(15.7)%
CA-ROW	19,683	18,644	5.6%

Total	$70,755	$68,121	3.9%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Reportable Segment Cost of Equipment Revenue (1)

(in thousands, unaudited)

	For the Three Months		% Change
	Ended March 31,		2020 over
	2020	2019	2019
CA-NA	$5,682	$1,591	257.1%
BA	8,511	11,398	(25.3)%
CA-ROW	11,847	16,742	(29.2)%

Total	$26,040	$29,731	(12.4)%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2020	2019
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(84,778)	$(16,799)
Interest expense	31,174	32,554
Interest income	(606)	(1,149)
Income tax provision	157	207
Depreciation and amortization	32,670	30,749

EBITDA	(21,383)	45,562
Stock-based compensation expense	3,995	4,327
Amortization of deferred airborne lease incentives	(7,071)	(8,953)
Amortization of STC costs	807	320
Impairment of long-lived assets	46,389	—
Impairment of cost-basis investment	3,000	—
Proceeds from litigation settlement	—	(3,215)

Adjusted EBITDA	$25,737	$38,041

Unlevered Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$38,027	$(6,156)
Consolidated capital expenditures (1)	(15,310)	(27,711)

Free cash flow	22,717	(33,867)
Cash paid for interest (1)	66	46,163
Interest income (2)	(606)	(1,149)

Unlevered free cash flow	$22,177	$11,147

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	See unaudited condensed consolidated statements of operations.

Definition of Non-GAAP Measures:

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs, (iv) impairment of long-lived assets, (v) impairment of cost-basis investment and (vi) proceeds from litigation settlement. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe that the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures reportable segment profit and loss (see Note 15, “Business Segments and Major Customers,” for a description of reportable segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates reportable segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decisions or the business model applicable to various connectivity agreements.

We believe that the exclusion of the impairment of long-lived assets from Adjusted EBITDA is appropriate because of the non-recurring nature of the activity to our operating performance.

We believe that the exclusion of the impairment of cost-basis investment from Adjusted EBITDA is appropriate because of the non-operating and non-recurring nature of the activity.

We believe that the exclusion of litigation proceeds from Adjusted EBITDA is appropriate as this is non-recurring in nature and represents an infrequent financial benefit to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by (used in) operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

Unlevered Free Cash Flow represents Free Cash Flow adjusted for cash interest payments and interest income. We believe that Unlevered Free Cash Flow provides an additional view of the Company’s liquidity, excluding the impact of our capital structure.